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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
ScanSoft, Inc. and Subsidiaries:

     We consent to the use of our report included herein in the registration statement on Form S-4 of Visioneer, Inc. of our report dated November 30, 1998, except for Note 11 which is as of December 2, 1998, with respect to the consolidated balance sheets of ScanSoft, Inc. and subsidiaries as of December 31, 1997 and September 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1997 and for the nine months ended September 30, 1998, and to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
January 14, 1999